Exhibit 4.2

OFFICERS’ CERTIFICATE

The undersigned, Raymond Sadowski and David R. Birk, do hereby certify on behalf of AVNET, INC., a New York corporation (the “Company”), that they are the duly appointed Senior Vice President, Chief Financial Officer and Assistant Secretary, and Senior Vice President, General Counsel and Secretary, respectively, of the Company. Each of the undersigned also hereby certifies on behalf of the Company, pursuant to the Indenture, dated as of March 5, 2004, between the Company and The Bank of New York Trust Company, N.A., as Trustee and successor in interest to J.P. Morgan Trust Company, National Association (the “Indenture”), that:

RECITAL

Pursuant to the authorizations granted by resolutions duly adopted by the Finance Committee of the Board of Directors on February 8, 2007 and by the Board of Directors on February 9, 2007, a series of Securities (as defined in the Indenture) to be issued under the Indenture has been established (the “Notes”).

TERMS

The Notes shall have the terms set forth in this certificate (this “Certificate”) (defined terms used herein and not otherwise defined herein have the meanings ascribed to such terms in the Indenture):

(1) The title of the Notes: The Notes shall constitute a series of Securities having the title 5.875% Notes due 2014.”

(2) Any limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture): The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture initially shall be $300,000,000. The Company will have the ability to issue Additional Notes as provided in Section 24(A) below.

(3) The date or dates, or the method by which such date or dates shall be determined or extended, on which the principal (and premium, if any) of the Notes shall be payable: The entire principal of the Notes shall be due on March 15, 2014 (the “Stated Maturity”), unless earlier redeemed by the Company as provided in Section 6 below.

(4) The rate or rates (which may be fixed or variable) at which the Notes shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the Interest Payment Dates on which such interest shall be payable and the Regular Record Date, if any, for the interest payable on any Note on any Interest Payment Date, or the method by which such date shall be determined, and the basis upon which such interest shall be calculated if other than that of a 360-day year of twelve 30-day months: The unpaid principal amount of the Notes shall bear Interest at the rate of 5.875% per annum, until paid or duly provided for, and such Interest shall accrue from March 7, 2007 or from the most recent Interest Payment Date to which Interest has been paid or duly provided for. Except as provided herein, Interest shall be paid semi-annually in arrears on each March 15 and September 15 (the “Interest Payment Dates”), commencing September 15, 2007, to the Person or Persons in whose name the Notes are registered at the close of business on the date that is 15 calendar days prior to such Interest Payment Date (each a “Regular Record Date”), whether or not such Regular Record Date shall be a Business Day. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Payments of Interest on the Notes shall include Interest accrued to but excluding the respective Interest Payment Dates or Redemption Date, as the case may be. In the case of a Redemption Date that occurs after a Regular Record Date and prior to the corresponding Interest Payment Date, the Company shall pay accrued and unpaid Interest, if any, on the Notes being redeemed to, but not including, the Redemption Date to the same Person to whom it will pay the principal of such Notes. If any Interest Payment Date (other than an Interest Payment Date coinciding with the Stated Maturity or earlier Redemption Date) of a Note falls on a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day; provided, that, if such Business Day falls in the next succeeding calendar month, the Interest Payment Date will be brought forward to the immediately preceding Business Day. If the Stated Maturity or Redemption Date of a Note would fall on a day that is not a Business Day, the required payment of Interest, if any, and principal will be made on the next succeeding Business Day, and no Interest on such payment shall accrue for the period from and after the Stated Maturity or Redemption Date to such next succeeding Business Day.

(5) The place or places where, subject to the provisions of Section 1002 of the Indenture, the principal of (and premium, if any) and interest, if any, on the Notes shall be payable, where any Registered Notes may be surrendered for registration of transfer, where Notes may be surrendered for exchange, where Notes that are convertible or exchangeable may be surrendered for conversion or exchange, as applicable, and where notices or demands to or upon the Company in respect of the Notes and the Indenture may be served: The place of payment, registration of transfer and exchange for the Notes shall be at the Company’s office or agency in the Borough of Manhattan, the City of New York, which initially shall be the designated corporate trust office of the Trustee currently located at Bank of New York, 101 Barclay Street, 7 East, New York NY 10286, Attn: Corporate Trust Window. So long as the Notes are in the form of registered Global Notes, the Company will wire, through the facilities of the Trustee, payments of principal, Interest or the Redemption Price (as hereinafter defined) on the Global Notes to Cede & Co., the nominee of the depositary, The Depository Trust Company (“DTC”), as the registered owner of the Global Notes.

(6) The period or periods within which, the price or prices at which, the Currency or Currencies in which, and other terms and conditions upon which, Notes may be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option:

(A) The Company may, at its option, redeem some or all of the Notes at any time, upon notice to Holders of Notes of not less than 30 days nor more than 60 days prior to the Redemption Date, at a redemption price equal to the sum of (i) the principal amount of the Notes to be redeemed, (ii) accrued and unpaid Interest on that principal amount to (but excluding) the Redemption Date, and (iii) the Make-Whole Amount, if any (the “Redemption Price”).

“Make-Whole Amount” means, in connection with the optional redemption, the excess, if any, of (a) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of Interest, exclusive of Interest accrued to the Redemption Date, that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis (assuming a 360-day year of twelve 30-day months), such principal and Interest at the Reinvestment Rate, determined on the third Business Day preceding the date notice of such redemption is given, from the respective dates on which such principal and Interest would have been payable if such redemption had not been made, to the Redemption Date, over (b) the aggregate principal amount of the Notes being redeemed.

“Reinvestment Rate” means 0.25% plus the arithmetic mean of the yields under the headings “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity, rounded to the nearest month, corresponding to the remaining life to maturity, as of the payment date of the Notes being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity will be calculated pursuant to the immediately preceding sentence, and the reinvestment rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For purposes of calculating the reinvestment rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount will be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination, then such other reasonably comparable index which shall be designated by the Company.

(B) In case of any redemption at the Company’s election of less than all of the Notes, the Company shall, not less than 30 days nor more than 60 days prior to the Redemption Date, notify the Trustee in writing of such Redemption Date and of the principal amount of the Notes to be redeemed. Unless the procedures of the DTC provide otherwise, the Trustee shall select the Notes to be redeemed either by lot, on a pro rata basis, or by any other method as the Trustee shall deem fair and reasonable. The Trustee shall make the selection within five Business Days after it receives the notice provided for in this Section 6(B) from outstanding Notes not previously called for redemption. The portions of the principal amount of Notes to be redeemed may be equal to $1,000 or any integral multiple of $1,000. For all purposes under the Indenture and this Certificate, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of Notes redeemed or to be redeemed only in part, to that portion of the principal amount of such Note that has been or is to be redeemed. The Trustee promptly shall notify the Company in writing of the Notes selected for redemption and, in the case of Notes selected for partial redemption, the principal amount thereof to be redeemed.

(C) Notice of redemption to Holders of Notes shall be given in the manner provided in Section 1104 of the Indenture.

(D) Once notice of redemption is given, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice. Upon surrender to the Paying Agent of the Notes for redemption in accordance with the notice, such Notes shall be paid at the Redemption Price stated in the notice. With respect to any Notes surrendered in accordance with the notice that are to be redeemed only in part, after the Redemption Date, the Company shall issue to the Holder thereof, without a charge, a new Note or Notes in aggregate principal amount equal to, and in exchange for, the unredeemed portion of the principal amount of the Note so surrendered.

(E) Prior to 10:00 a.m. New York City time on the Redemption Date, the Company shall deposit with the Paying Agent (or if the Company or a Subsidiary or an Affiliate of either of them is the Paying Agent, shall segregate and hold in trust as provided in Section 1003 of the Indenture), money sufficient to pay the Redemption Price of all Notes or portions thereof to be redeemed on that date other than Notes or portions of Notes called for redemption which on or prior thereto have been delivered by the Company to the Trustee for cancellation. If money sufficient to pay the Redemption Price of all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent prior to 10:00 a.m. New York City time on the Redemption Date, immediately on and after such Redemption Date, Interest will cease to accrue on such Notes or portions thereof.

(7) Any deletions from, modifications of or additions to, the redemption provisions set forth in Section 1102 of the Indenture, and the obligation, if any, of the Company to redeem, repay or purchase the Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date or dates on which, the price or prices at which, the Currency or Currencies in which, and other terms and conditions upon which, the Notes shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation: The Notes shall not have the benefit of any sinking fund.

(8) If not as provided in Section 302 of the Indenture, the denomination or denominations in which the Notes shall be issuable: The Notes initially shall be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof.

(9) If other than the Trustee, the identity of each Security Registrar and/or Paying Agent: The Paying Agent and Security Registrar initially shall be the Trustee.

The Bank of New York Trust Company, N.A., as successor in interest to J.P. Morgan Trust Company, National Association, initially shall be the Trustee with respect to the Notes.

(10) If other than the total principal amount thereof, the portion of the principal amount of the Notes that shall be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Indenture or the method by which such portion shall be determined: Not applicable.

(11) If other than the Dollar, the Currency or Currencies in which payment of the principal of (or premium, if any) or interest, if any, on, the Notes shall be made or in which the Notes shall be denominated, and the particular provisions applicable thereto in accordance with, in addition to or in lieu of any of the provisions of Section 312 of the Indenture: Not applicable.

(12) Whether the amount of payments of principal of (or premium, if any) or interest, if any, on, the Notes may be determined with reference to an index, formula or other method (which index, formula or method may be based, without limitation, on one or more Currencies, commodities, equity indices or other indices), and the manner in which such amounts shall be determined: Except as set forth in the Indenture and this Certificate, the amount of payments of principal of or Interest on the Notes is not to be determined with reference to an index, formula or other method.

(13) Whether the principal of (or premium, if any) or interest, if any, on, the Notes are to be payable, at the election of the Company or a Holder thereof, in one or more Currencies other than that in which such Notes are denominated or stated to be payable, the period or periods within which (including the Election Date), and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency or Currencies in which such Notes are denominated or stated to be payable and the Currency or Currencies in which such Notes are to be paid, in each case in accordance with, in addition to or in lieu of any of the provisions of Section 312 of the Indenture: Not applicable.

(14) Provisions, if any, granting special rights to the Holders of the Notes upon the occurrence of such events as may be specified: See Section 15 below.

(15) Any deletions from, modifications of or additions to the Events of Default or covenants (including any deletions from, modifications of or additions to any of the provisions of Section 1009 of the Indenture) or other undertakings of the Company with respect to the Notes, whether or not such Events of Default, covenants or undertakings are consistent with the Events of Default, covenants or undertakings set forth herein:

(A) Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem the Notes, each Holder will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no later than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company shall comply with the requirements of Rule 14e–1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 15(A), the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 15(A) by virtue of such conflict.

(B) On the Change of Control Payment Date, the Company shall, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered by such Holder, if any; in denominations as set forth in the Indenture. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 15(A) applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

(16) Whether the Notes are to be issuable as Registered Notes, Bearer Notes (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Notes and the terms upon which Bearer Notes may be exchanged for Registered Notes and vice versa (if permitted by applicable laws and regulations), whether any Notes are to be issuable initially in temporary global form and whether any Notes are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Note may exchange such interests for Notes in certificated form and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in Section 305 of the Indenture, and, if Registered Notes are to be issuable as a global Note, the identity of the depository for such series: The Notes initially shall be issued as Registered Notes in the form of one or more Global Notes deposited with the Trustee as custodian for DTC. The Notes shall be registered in the name of Cede & Co., as nominee of DTC. So long as Cede & Co., as nominee of DTC, is the registered owner of the Global Notes, Cede & Co. for all purposes will be considered the sole holder of the Global Notes. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have certificates registered in their names and will not be considered Holders of the Global Notes. The Company shall issue the Notes in the form of definitive certificated notes if DTC notifies the Company that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by the Company within 90 days. In addition, beneficial interests in a Global Note may be exchanged for definitive certificated notes upon request by or on behalf of DTC and in accordance with Section 305 of the Indenture and DTC’s customary procedures. The Company may determine at any time and in its sole discretion that the Notes no longer shall be represented by Global Notes, in which case the Company will issue certificated notes in definitive form in exchange for the Global Notes.

(17) The date as of which any Bearer Notes and any temporary global Note representing Outstanding Notes shall be dated if other than the date of original issuance of the first Note to be issued: Not applicable.

(18) (A) The Person to whom any interest on any Registered Note shall be payable, if other than the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest: Not applicable.

(B) The manner in which, or the Person to whom, any interest on any Bearer Note shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature: Not applicable.

(C) The extent to which, or the manner in which, any interest payable on a temporary Global Note on an Interest Payment Date will be paid if other than in the manner provided in Section 304 of the Indenture: Not applicable.

(19) The applicability, if any, of Sections 1402 and/or 1403 of the Indenture to the Notes and any provisions in modification of, in addition to or in lieu of any of the provisions of Article 14 of the Indenture: The defeasance and discharge provisions of Sections 1402 and 1403 of the Indenture are fully applicable to the Notes. There are no provisions in modification of, in addition to or in lieu of any of the provisions of Article 14 of the Indenture.

(20) If the Notes are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Note) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions: The Notes shall not be issuable in definitive form except under the circumstances described in Section 16 hereof and Article Two of the Indenture.

(21) Whether, under what circumstances and the Currency in which, the Company will pay additional amounts as contemplated by Section 1004 of the Indenture on the Notes to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Notes rather than pay such additional amounts (and the terms of any such option): The Company will not pay additional amounts as contemplated by Section 1004 of the Indenture on the Notes to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge.

(22) The designation of the initial Exchange Rate Agent: Not applicable.

(23) If the Notes are to be convertible into or exchangeable for any securities of any Person (including the Company), the terms and conditions upon which such Notes will be so convertible or exchangeable: Not applicable.

(24) Any additional, fewer or different terms of the series, which terms shall not be inconsistent with the requirements of the Trust Indenture Act:

(A) Additional Notes: The Company will have the ability to issue additional notes of the same series (“Additional Notes”) from time to time without the consent of the then-existing Holders of the Notes, in compliance with the applicable terms of the Indenture and this Certificate. Any Additional Notes will be issued on the same terms as the Notes, will constitute part of the same series of notes as the Notes and will vote together as one series on all matters with respect to the Notes. References to Notes herein includes Additional Notes, except as stated, or unless the context requires otherwise.

(B) Article Thirteen of the Indenture shall not apply to the Notes.

(C) The form of the Note attached hereto as Exhibit A is approved.

(D) The foregoing form and terms of the Notes have been established in conformity with the provisions of the Indenture.

(E) Each of the undersigned has read the Indenture and the definitions relating thereto and has examined the resolutions referred to in the Recital of this Certificate and the Notes and has made such examination or investigation as is necessary to enable the undersigned to represent as to whether or not all conditions precedent provided in the Indenture relating to the establishment, authentication and delivery of the Notes have been complied with. On the basis of the foregoing, all such conditions precedent have been complied with.

(F) Additional Definitions used herein:

(a) “Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

(b) “Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions in New York City or the place of payment are authorized or required by law, regulation or executive order to close.

(c) “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its Subsidiaries; (2) the adoption of a plan relating to the liquidation or dissolution of the Company; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock; or (4) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.

(d) “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

(e) “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of this Certificate; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

(f) “Global Notes” means Notes that are substantially in the form of the Notes attached hereto as Exhibit A, and that are registered in the register of Notes in the name of the DTC or a nominee thereof.

(g) “Interest” means, when used with reference to the Notes, any interest payable under the terms of the Notes.

(h) “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

(i) “Redemption Date” means the date specified by the Company in a notice of redemption on which the Notes may be redeemed in accordance with the terms of the Notes and the Indenture.

(j) “Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s or S&P, or both, as the case may be.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Certificate as of the 7th day of March, 2007.

AVNET, INC.,
a New York corporation

By:	/s/ Raymond Sadowski

	Name:	Raymond Sadowski

Title: Senior Vice President, Chief Financial Officer and Assistant Secretary

By:	/s/ David R. Birk

	Name:	David R. Birk

Title: Senior Vice President, General Counsel and Secretary